                                     [LOGO]

            455 EAST ILLINOIS STREET      SUITE 565      CHICAGO, ILLINOIS 60611

                                                                 August 21, 1996

Dear Shareholder:

    You are invited to attend the Annual Meeting of Shareholders which will be held at 10:00 A.M. Chicago time on Tuesday, October 15, 1996, at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Ballroom Level, Chicago, Illinois. Please read the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement at your earliest convenience.

    Matters scheduled for consideration at this meeting are: (1) election of eight (8) Trustees; (2) ratification of Arthur Andersen LLP as independent auditors for fiscal 1997; and (3) transaction of other business as may properly come before the meeting or any adjournment thereof. The accompanying Notice and Proxy Statement contain details on these matters.

    I look forward to seeing those shareholders who are able to personally attend the meeting. However, it is important that your shares be represented at the meeting whether or not you attend in person. Accordingly, please sign, date and return the enclosed proxy card promptly. If you attend the meeting, you may revoke your proxy and vote in person.

                                          Sincerely,

                                          /s/  CHARLES R. GARDNER

                                          Charles R. Gardner
                                          PRESIDENT

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER 15, 1996

                            ------------------------

                       AT SHERATON CHICAGO HOTEL & TOWERS
                  301 EAST NORTH WATER STREET, BALLROOM LEVEL
                               CHICAGO, ILLINOIS

                                                                 August 21, 1996

TO THE SHAREHOLDERS:

    The Annual Meeting of Shareholders of The Chicago Dock and Canal Trust will be held at 10:00 A.M. Chicago time on Tuesday, October 15, 1996, at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Ballroom Level, Chicago, Illinois for the following purposes:

        (1) To elect eight (8) Trustees to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

        (2) To ratify Arthur Andersen LLP as independent auditors for fiscal
    1997.

        (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Trustees has fixed Monday, August 19, 1996 at the close of business, as the record date for the determination of shareholders entitled to receive notice of and vote at the meeting and any adjournment thereof.

    Please sign, date and return the enclosed proxy card as soon as possible to ensure representation of your shares at the meeting, whether or not you plan to attend in person. If you attend the meeting, you may revoke your proxy and vote your shares in person.

                                          By order of the Board of Trustees,

                                          /s/  MICHAEL F. CSAR

                                          Michael F. Csar
                                          SECRETARY

                        THE CHICAGO DOCK AND CANAL TRUST

                            455 EAST ILLINOIS STREET
                            CHICAGO, ILLINOIS 60611

                                                                 August 21, 1996

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

    This statement is furnished in connection with the solicitation of proxies in the accompanying form on behalf of the Board of Trustees of The Chicago Dock and Canal Trust (the "Trust") for use at the Annual Meeting of Shareholders to be held at 10:00 A.M. Chicago time on Tuesday, October 15, 1996, at the Sheraton Chicago Hotel & Towers, 301 East North Water Street, Ballroom Level, Chicago, Illinois, for the purposes set forth in the accompanying Notice of such meeting.

    The enclosed form of proxy, if executed, may nevertheless be revoked at any time by the person giving it. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the meeting, by giving written notice to the President of the Trust or by giving a later-dated proxy. Shares represented by a properly executed proxy will be voted as directed by the shareholder and in the discretion of the proxies upon any other matter properly presented to the meeting. In the absence of specific directions, shares represented by a properly executed proxy will be voted FOR the election of the eight (8) persons listed herein to the Board of Trustees of the Trust; FOR the ratification of Arthur Andersen LLP as independent auditors for fiscal 1997; and on other business that may properly come before the meeting as the named proxies in their discretion may decide. As of the date of this proxy statement, the Board of Trustees of the Trust has no knowledge of any business to be presented for consideration at the Annual Meeting other than as set forth in the accompanying Notice.

    On August 19, 1996, there were 5,783,800 Common Shares of Beneficial Interest ("shares") of the Trust outstanding and entitled to vote. Each share is entitled to one (1) vote with respect to each matter to be voted upon. The Trust's Declaration of Trust provides that a majority of the outstanding shares of the Trust entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders of the Trust, and that if a quorum is present, the affirmative vote of the majority of the shares represented at the meeting shall be the act of the shareholders, unless, as to a particular matter, the affirmative vote of more than a majority is required by any provision of the Declaration of Trust. Pursuant to the Trust's Declaration of Trust and as allowed by Illinois law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e. shares held by a broker or nominee which are represented at the meeting, with respect to which such broker or nominee is empowered to vote on at least one proposal but not empowered to vote on other proposals) will be counted as shares that are present for the purposes of determining the number of shares represented at the meeting and the presence of a quorum. Each proposal scheduled to come before the Annual Meeting requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (if any) as to any proposal will have the same effect as votes against such proposal.

    The close of business on August 19, 1996 is the date for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting. The Annual Report of the Trust, including balance sheets as of April 30, 1996 and 1995, and statements of income and cash flow for the three fiscal years ended April 30, 1996, 1995, and 1994, is enclosed with this proxy statement. This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about August 27, 1996.

    The expense of this solicitation will be borne by the Trust. Trustees, officers and regular employees of the Trust, in the ordinary course of business and at nominal expense, may supplement this solicitation by mail, personal call, telephone, telegraph or letter, for which they will receive no additional compensation. Brokers, banks, or other persons holding shares in their names or in the names of their nominees will, upon request, be reimbursed for their actual expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

                                 AGENDA ITEM 1

                              ELECTION OF TRUSTEES

    The Board of Trustees of the Trust currently consists of eight (8) Trustees, following the resignation of George A. Ranney, Jr. as a Trustee in February, 1996. In accordance with the terms of the Trust's Declaration of Trust, the Trustees have determined to maintain the size of the Board at eight (8) Trustees.

    At the Annual Meeting, eight (8) Trustees are to be elected, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and shall have qualified. The persons named in the accompanying proxy intend to vote FOR the election of the nominees for Trustees named herein unless votes are withheld in accordance with specific instructions contained in the proxy. To be elected as a Trustee, a nominee must receive the affirmative vote of a majority of the shares of the Trust represented and entitled to vote at the 1996 Annual Meeting. In the event that any nominee is unable or declines to serve, which is not anticipated, the persons named in the proxy intend to vote for such substitutes as may be selected by the Board of Trustees.

                                    NOMINEES

NAME OF NOMINEE/TRUSTEE, AGE,
PRINCIPAL OCCUPATION
SINCE APRIL 30, 1991                                                                  TRUSTEE
AND OTHER INFORMATION                                                                  SINCE
- ----------------------------------------------------------------------------------  -----------
Edward McCormick Blair, Jr., 54, Partner in William Blair & Company, L.L.C. ......        1987

Peter J.P. Brickfield, 52, Lawyer; Partner in Brickfield, Burchette and Ritts,
 PC. .............................................................................        1980

Charles R. Gardner, 51, President and Chief Executive Officer of the Trust........        1981

John S. Gates, Jr., 43, President, CenterPoint Properties Corporation (successor
 to Capital and Regional Properties Corporation)..................................        1995

Ogden McC. Hunnewell, 44, President, Nordic Properties, Inc. .....................        1993

Charles N. Seidlitz, 50, President, Bristol Associates, Inc. .....................        1988

Nancy W. Trowbridge, 55, Lawyer; Law Offices of Nancy W. Trowbridge...............        1994

Robert E. Wood II, 58, Senior Executive Vice President, Dean Witter Discover & Co.
 (successor to Dean Witter Financial Services Group)..............................        1985

    Nominees and Trustees of the Trust also serve as directors of the following companies: Edward McCormick Blair, Jr.: Research Industries, Inc.; John S. Gates, Jr.: CenterPoint Properties Corporation.

    There is no family relationship among any of the Trustees or nominees listed above nor any arrangements or understandings between any such Trustee or nominee and any other person pursuant to which such Trustee or nominee was selected as a Trustee or nominee.

MEETINGS AND COMMITTEES OF THE BOARD

    During fiscal 1996, the Board held twelve meetings.

    The Audit Committee, consisting of Trustees Seidlitz, Chairman, Blair and Hunnewell, held three meetings in fiscal 1996. The principal functions of the Audit Committee are:

    (i) to recommend annually to the Board for its approval the appointment of the Trust's independent auditors, review the results of the annual audit, monitor the Trust's compliance with the requirements under the Internal Revenue Code of 1986, as amended, as a real estate investment trust, review the financial controls of the Trust and consult with the auditors on matters relating to the accounting systems and financial statements of the Trust;

    (ii) subject to appropriate review by the Board of Trustees, to review the Trust's Annual Report on Form 10-K, the proxy statement for any annual or special meeting of shareholders, and, to the extent from time to time requested by the Board of Trustees or considered appropriate by the Committee, any other documents proposed to be filed with the Securities and Exchange Commission; and

    (iii) to conduct appropriate review of all related-party transactions to which the Trust proposes to be a party and to review all potential conflicts of interest situations involving the Trust, Trustees and/or officers of the Trust and to make appropriate recommendations to the Board concerning such matters.

    The Compensation Committee, consisting of Trustees Wood, Chairman, and Brickfield (and George A. Ranney, Jr. prior to his resignation as a Trustee in February, 1996) held four meetings in fiscal 1996. The function of the Compensation Committee is to review and recommend the amount and form of compensation and benefits paid to executive employees and Trustees of the Trust.

    The Nominating Committee, consisting of Trustees Blair, Chairman, Brickfield and Trowbridge, held seven meetings in fiscal 1996. The function of the Nominating Committee is to recommend to the Board nominees for election as Officers and Trustees. The Nominating Committee will consider candidates for nominees as Trustees submitted by shareholders. Any shareholder who wishes to have the Nominating Committee consider a candidate may submit the name of the candidate to the Chairman of the Nominating Committee. A person may be nominated for Trustee either by (i) the Board of the Trust or (ii) by one or more shareholders by written notice of such nomination delivered to the Secretary of the Trust not later than the close of business on the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year's annual meeting of Shareholders and in accordance with the Trust's Bylaws.

    The Negotiating Committee consists of Trustees Gardner, Chairman, Gates, Hunnewell, and Seidlitz. It held seven meetings in fiscal 1996. Its principal functions are to consider major operating decisions, including significant transactions involving the Trust, and to make recommendations in respect thereof to the Board of Trustees.

    The Stock Option Committee, consisting of all non-employee Trustees, held two meetings in fiscal 1996 in conjunction with meetings of the Board. The function of the Stock Option Committee is to administer the Trust's Employee Stock Option Plans and to approve all grants of stock options under the Trust's Employee Stock Option Plans.

    The Special Committee consists of Trustees Blair, Chairman, Brickfield, Gates, and Seidlitz, with Trustee Wood designated as an alternate to act in the absence of any Committee member. The purpose of the Special Committee is to provide a working group of Trustees to coordinate the Board's efforts in the process of exploring strategic alternatives and working with the Trust's advisors in such process. The Special Committee held two meetings in fiscal 1996.

    Each of the Trustees attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Trustees and (2) the total number of meetings of all Committees of the Board on which he or she served.

    The Board of Trustees recommends that you vote FOR the election as Trustees of each of the nominees listed above.

                                 AGENDA ITEM 2

                      APPROVAL OF APPOINTMENT OF AUDITORS

    The Board of Trustees has appointed Arthur Andersen LLP as independent auditors of the Trust for the fiscal year 1997, subject to ratification by the shareholders. Arthur Andersen LLP has been serving as the Trust's independent auditors since its reorganization as a real estate investment trust in 1962. A representative of Arthur Andersen LLP will be present at the 1996 Annual Meeting and will have the opportunity to make a statement, if he so desires, and will also be available to respond to appropriate questions.

    The Board of Trustees recommends that you vote FOR the ratification of the appointment of Arthur Andersen LLP as auditors.

                   BENEFICIAL OWNERSHIP OF THE TRUST'S SHARES

    At August 21, 1996, the Trust had approximately 520 holders of record of its common shares.

    Under rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares as to which such person directly or indirectly has or shares voting or investment power and, accordingly, does not necessarily indicate an economic interest in the shares. Beneficial ownership also includes shares as to which the individual has the right to acquire such voting or investment power within 60 days, for example, through the exercise of a stock option.

    The following table shows the beneficial ownership of the Trust's shares at August 21, 1996 by (i) each person known to the Trust to be the beneficial owner of more than 5% of the Trust's outstanding shares; (ii) each person who was an executive officer with cash compensation in excess of $100,000 during the year;
(iii) each Trustee; (iv) all Trustees and executive officers as a group; and (v) each nominee for election:

                                                                                            PERCENT OF
                                                                        AMOUNT AND NATURE     SHARES
                                                                          OF BENEFICIAL       (IF 1%
NAME                                                                      OWNERSHIP (1)    OR GREATER)
- ----------------------------------------------------------------------  -----------------  ------------
Private Capital Management, Inc.......................................     596,100(2)           10.31%
Bruce Sherman
  3003 Tamiami Trail North
  Naples, Florida 33940
United Nations Joint Staff Pension Fund...............................     566,812(3)            9.80%
  United Nations
  New York, New York 10017
Fred Eychaner.........................................................     533,200(4)            9.22%
  c/o Newsweb Corporation
  1645 West Fullerton Avenue
  Chicago, Illinois 60614
Cowen & Company.......................................................     442,200(5)            7.65%
  Cowen Incorporated
  Joseph M. Cohen
  Financial Square
  New York, New York 10005
Edward McCormick Blair, Jr............................................      19,332(6)(7)        --
Peter J.P. Brickfield.................................................      19,332(6)(8)        --
Charles R. Gardner....................................................     249,263(9)            4.14%
John S. Gates, Jr.....................................................       3,392(10)          --

                                                                                            PERCENT OF
                                                                        AMOUNT AND NATURE     SHARES
                                                                          OF BENEFICIAL       (IF 1%
NAME                                                                      OWNERSHIP (1)    OR GREATER)
- ----------------------------------------------------------------------  -----------------  ------------
Ogden McC. Hunnewell..................................................      16,232(11)          --
Charles N. Seidlitz...................................................     117,177(6)(12)        2.02%
David R. Tinkham......................................................      69,295(13)           1.18%
Nancy W. Trowbridge...................................................     111,446(14)           1.92%
Robert E. Wood II.....................................................      17,532(6)           --
All Trustees and Executive Officers as a Group (9 persons)............     623,001(15)          10.09%

- ------------------------
(1) Unless otherwise indicated, the shares listed are owned directly by the indicated person and such person has sole voting and investment power as to such shares.

(2) Mr. Sherman is President of Private Capital Management, Inc. ("PCM"). Mr. Sherman and PCM each have shared dispositive power with respect to 596,100 shares and no voting power with respect to such shares based on information contained in the Schedule 13D filed June 16, 1995. Mr. Sherman personally owns no shares. The Trust has entered into a letter agreement with Mr. Sherman and PCM which provides, among other things, that neither of them shall acquire shares which would result in the ownership by them of more than 638,900 shares except in accordance with the Trust's Declaration of Trust. The letter agreement further provides that with respect to shares owned by PCM and/or Mr. Sherman, no one person owns or will own (within the meaning of ownership under the Internal Revenue Code and Treasury regulations) more than 9.8% of the Trust's outstanding shares, except in accordance with the provisions of the Trust's Declaration of Trust.

(3) The Trust has been advised that the United Nations, on behalf of the United Nations Joint Staff Pension Fund (the "Fund"), beneficially owns and retains sole legal power to vote and dispose of 566,812 shares. However, because Fiduciary Company International ("Fiduciary"), the appointed investment advisor to the Fund, often influences these decisions, dispositive and voting power over these shares is reported as shared in the Schedule 13G dated February 13, 1996 filed by Fiduciary. Fiduciary Trust renders investment advice or has sole or shared voting or dispositive power on an additional 126,904 shares.

(4) Fred Eychaner ("Eychaner") individually and on behalf of Newsweb Corporation ("Newsweb"), of which Eychaner is President and Chief Executive Officer, filed a Schedule 13D most recently amended on June 20, 1996 reporting the indicated attributes of beneficial ownership for the following number of shares:

                                                                EYCHANER        NEWSWEB
                                                               -----------  ---------------
Sole Voting Power............................................     533,200              0
Shared Voting Power..........................................         100            100
Sole Dispositive Power.......................................     533,200              0
Shared Dispositive Power.....................................         100            100

     On June 20, 1996, Newsweb Corporation and the Trust entered into an agreement pursuant to which (i) the Trust agreed to provide Newsweb Corporation with confidential information regarding the Trust for the purposes of evaluating a possible business combination with the Trust; (ii) Newsweb Corporation agreed to keep such information confidential, subject to certain limited exceptions; and (iii) Newsweb Corporation agreed to refrain from engaging in certain acquisitions relating to the shares, assets or business of the Trust during the period beginning on such date and ending on the earlier of (x) December 31, 1996 and (y) the date on which the Trust shall disclose publicly that the Trust is no longer actively seeking or negotiating indications of interest or offers with respect to, or otherwise pursuing, one or more business combinations involving all or substantially all of the shares or assets of the Trust.

(5) Cowen Incorporated is the sole general partner of Cowen & Company. Joseph M. Cohen is a director and the Chief Executive Officer of Cowen Incorporated. Mr. Cohen serves as the sole voting trustee of a voting trust, the corpus of which is the voting stock of Cowen Incorporated, and thereby is the sole controlling person of Cowen Incorporated. The Trust was advised by Cowen & Company that, as of August 21, 1996, each of the reporting people has the indicated attributes of beneficial ownership for the following number of shares:

Sole Voting Power............................................     88,300
Shared Voting Power..........................................    174,900
Sole Dispositive Power.......................................     88,300
Shared Dispositive Power.....................................    353,900

(6) Includes 17,332 shares subject to acquisition within 60 days by exercise of stock options.

(7) Does not include shares held by William Blair & Company, L.L.C. in its trading inventories, nor 3,900 shares owned by Mr. Blair's children as to which beneficial ownership is disclaimed.

(8) Includes 2,000 shares held in an Individual Retirement Account for the benefit of Mr. Brickfield.

(9) Includes 233,463 shares which Mr. Gardner has the right to acquire within 60 days upon exercise of stock options.

(10) Includes 2,392 shares subject to acquisition within 60 days by exercise of stock options.

(11) Includes 10,832 shares subject to acquisition within 60 days by exercise of stock options. Does not include 160,735 shares owned by Mr. Hunnewell's mother, his aunt and their descendents.

(12) Includes 900 shares owned in joint tenancy with his wife.

(13) Includes 68,895 shares which Mr. Tinkham has the right to acquire within 60 days upon exercise of stock options. Does not include 1,000 shares held by trusts for his children of which his wife is the trustee, as to which beneficial ownership is disclaimed.

(14) Includes 87,502 shares owned by Ms. Trowbridge's mother-in-law as to which Ms. Trowbridge and her husband each has the power to vote such shares. Also includes 13,782 shares owned by Ms. Trowbridge's children. Does not include 10,594 shares owned by Ms. Trowbridge's husband as to which beneficial ownership is disclaimed. Also does not include approximately 460,000 shares held by other relatives of Ms. Trowbridge.

(15) Includes 391,478 shares which may be acquired by executive officers and Trustees within 60 days upon exercise of stock options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table sets forth cash compensation for services in all capacities to the Trust during the fiscal years 1994, 1995 and 1996 of each executive officer of the Trust with cash compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                              --------------
                                                                               STOCK OPTION
                                                                                  AWARDS        ALL OTHER COMPENSATION
                                                        ANNUAL COMPENSATION   --------------  --------------------------
                                           FISCAL YEAR                          NUMBER OF       DIVIDEND
                                           ENDED APRIL  --------------------  SHARES SUBJECT   EQUIVALENT
NAME AND PRINCIPAL POSITION                    30,       SALARY      BONUS      TO OPTION     PAYMENTS (1)    OTHER (2)
- -----------------------------------------  -----------  ---------  ---------  --------------  -------------  -----------
Charles R. Gardner, President                    1996   $ 240,000  $  75,000      88,040(3)     $   5,543     $   9,631
  and Chief Executive Officer                    1995   $ 240,000  $  50,000      45,000(4)     $   5,007     $   9,029
                                                 1994   $ 240,000  $       0      49,588(5)     $  12,295     $   8,709

David R. Tinkham, Vice President                 1996   $ 104,000  $  25,000      35,924(3)     $   1,279     $   5,352
  and Chief Financial Officer                    1995   $ 104,000  $  15,000      10,000(4)     $   1,181     $   4,962
                                                 1994   $ 104,000  $       0      17,288(5)     $   2,979     $   4,331

- ------------------------------
(1) Dividend equivalent payments were made on certain of the vested options granted pursuant to plans as described in the subsequent discussion of stock options.

(2) Other compensation represents the cost of term life insurance and company contributions under the Trust's 401(k) defined contribution plan. Does not include the value of perquisites which total less than 10% of the stated salaries.

(3) Includes options to acquire 20,316 and 8,804 shares issued to Messrs. Gardner and Tinkham, respectively, on May 2, 1995 as part of base compensation paid in fiscal 1996. Also includes options to acquire 22,724 and 12,120 issued to Messrs. Gardner and Tinkham, respectively, on February 13, 1996 as part of base compensation to be paid in fiscal 1997.

(4) Excludes options to acquire 20,316 and 8,804 shares issued to Messrs. Gardner and Tinkham, respectively, on May 2, 1995 as part of base compensation paid in fiscal 1996.

(5) Includes options to acquire 22,588 and 9,788 shares issued to Messrs. Gardner and Tinkham, respectively, on April 13, 1994 as part of base compensation paid in fiscal 1995.

EMPLOYEE STOCK OPTIONS

    The Trust has stock option plans adopted in 1982, 1986, 1988 and 1991. It also has option agreements entered into in 1983 and 1985 with executive officers of the Trust. Incentive Stock Options granted under the plans have terms not exceeding 10 years and non-qualified options (as defined in the Internal Revenue Code of 1986) granted under the plans and agreements have terms not exceeding 20 years. The options are exercisable in specified installments over the terms of the options and entitle the grantees to purchase for cash or previously acquired shares the number of shares specified in the options at prices equal to the fair market value of such shares on the dates on which the options were granted. The plans and agreements also allow for, and all options granted under the plans and agreements prior to fiscal 1993 provide for, dividend equivalent payments equal to the product of (i) the number of shares the grantee is eligible to purchase as of December 31 of each year multiplied by (ii) the dividends per share paid in the prior twelve month period. None of the options granted during fiscal 1994, 1995 or 1996 provide for dividend equivalent payments.

    The Trust also has a stock option plan adopted in 1993 to facilitate the granting of options to its executive officers in lieu of cash for a portion of their base compensation. The options granted pursuant to the 1993 Plan are non-qualified and have terms not exceeding 20 years. The number of shares to be optioned in any year is calculated by dividing the amount of a participant's base compensation payable in stock options, as determined each year by the Stock Option Committee, by 25% of the price of the Trust's common shares on the date the options are granted. One quarter of the total options granted in each year become exercisable after the end of each three month period corresponding to the time period over which the base compensation is earned. The options entitle the grantees to purchase for cash or previously acquired shares the number of shares specified in the options at prices equal to the fair market value of such shares on the dates on which the options were granted.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The table below sets forth information covering options granted to each executive officer with cash compensation in excess of $100,000.

                                                                                                    POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                          VALUE AT ASSUMED ANNUAL
- -----------------------------------------------------------------------------------------------     RATES OF STOCK PRICE
                                        NUMBER OF   PERCENT OF TOTAL                                  APPRECIATION FOR
                                         SHARES      OPTIONS GRANTED    EXERCISE                      OPTION TERM (1)
                                       SUBJECT TO    TO EMPLOYEES IN    PRICE PER   EXPIRATION   --------------------------
NAME                                     OPTION        FISCAL YEAR        SHARE        DATE          5%            10%
- -------------------------------------  -----------  -----------------  -----------  -----------  -----------  -------------
GRANTS PURSUANT TO 1991 STOCK OPTION PLAN
Charles R. Gardner...................      45,000             34%       $   10.56     2/12/2016  $   785,647  $   2,721,708
David R. Tinkham.....................      15,000             11%       $   10.56     2/12/2016  $   261,882  $     907,236
GRANTS PURSUANT TO 1993 STOCK OPTION PLAN
FISCAL 1996 COMPENSATION
Charles R. Gardner...................      20,316             15%       $   11.81      5/1/2015  $   369,679  $   1,374,210
David R. Tinkham.....................       8,804              7%       $   11.81      5/1/2015  $   171,902  $     595,518
FISCAL 1997 COMPENSATION
Charles R. Gardner...................      22,724             17%       $   10.56     2/12/2016  $   396,734  $   1,374,402
David R. Tinkham.....................      12,120              9%       $   10.56     2/12/2016  $   211,601  $     733,047

- ------------------------
(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the shares and overall stock market conditions.

    The following table shows, with respect to executive officers with cash compensation in excess of $100,000 (1) the aggregate number of shares acquired by exercise of stock options during the fiscal year ended April 30, 1996, (2) the value realized upon acquisition of those shares, (3) the total number of shares subject to acquisition by exercise of outstanding options at April 30, 1996 which are (a) currently exercisable and
(b) not currently exercisable and (4) the total value of unexercised in-the-money options outstanding at April 30, 1996 based on share values at that date which are (a) currently exercisable and (b) not currently exercisable.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                                                VALUE OF UNEXERCISED
                                       NUMBER OF                   NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                        SHARES                       OPTIONS AT 4/30/96              AT 4/30/96
                                      ACQUIRED ON      VALUE     --------------------------  --------------------------
NAME                                   EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -----------------------------------  -------------  -----------  -----------  -------------  -----------  -------------
Charles R. Gardner.................       --            --          222,703        197,425   $   376,854   $   648,270
David R. Tinkham...................       --            --           65,865         58,247   $   126,611   $   190,543

EMPLOYMENT AGREEMENTS

    The Trust has employment agreements with Mr. Gardner and Mr. Tinkham (the "Employees"), entered into in April, 1993 which, as amended, provide for their employment through April 30, 1998, at total annual base compensation of not less than $300,000 and $160,000 respectively. For the period May 1, 1993 to April 30, 1996, 80% of annual base compensation was payable in cash and 20% was payable in stock options thus resulting in a decrease in net cash compensation to the Employees of 20% from their prior amounts. During the term of the agreements, up to 20% of annual base compensation may, at the discretion of the Trust, be paid in stock options rather than in cash. For the period May 1, 1996 to April 30, 1997, 20% of base compensation will be paid in stock options rather than cash. The options are issued under the 1993 Employees' Stock Option Plan and, in accordance with the Plan's terms, are valued at 25% of the fair value of the Trust's common shares at the dates of grant.

    Each employment agreement has provisions which become effective following
(i) the adoption of a plan of liquidation by the Board of Trustees, (ii) termination of the employment agreement by the Trust without cause or (iii) resignation by the employee following a change in control (as defined).

    In the event of the adoption of a plan of liquidation by the Board of Trustees of the Trust, the Trust is obligated to grant stock options (the "Liquidation Options") to purchase 135,000 and 37,500 shares of the Trust to Messrs. Gardner and Tinkham, respectively, at an exercise price equal to the then fair market value of shares of the Trust. The Liquidation Options become exercisable upon the occurrence of a change in control (as defined).

    Termination of an employment agreement by the Trust without cause prior to a change in control obligates the Trust to (i) pay the Employee his base compensation for 36 months thereafter, (ii) pay an amount equal to the present value of the Employee's additional pension plan benefits accrued through the third anniversary of the date of termination, (iii) pay an amount equal to the product of 20% times the fair market value of a common share of the Trust on the date of termination times 135,000 and 37,500 to Messrs. Gardner and Tinkham, respectively (unless Liquidation Options have previously been granted), (iv) cause to vest immediately all then outstanding stock options and (v) continue to provide all other benefits (other than pension plan benefits under the defined benefit plans) to which the Employee would have otherwise been entitled during the 36 month period.

    If there has been a change in control (as defined) and either the Trust terminates an employment agreement without cause or the Employee determines that, due to changed circumstances, he is unable to effectively carry out his duties and thereby resigns, the Trust is obligated to cause to vest immediately all then outstanding stock options. In addition, a non-competition agreement between the Employee and the Trust becomes effective. Each Employee will be prohibited in connection with certain of his activities from competing with the Trust within a three mile radius of the Trust's property in Chicago for three years. The compensation payable by the Trust under the non-competition agreements is as follows: (i) a payment of $930,000 and $510,000 to Messrs. Gardner and Tinkham, respectively, (ii) an amount equal to the present value of the Employee's additional pension plan benefits accrued through the third anniversary of the effective date of the non-competition agreement and (iii) an amount equal to the product of 20% times the fair market value of a common share of the Trust on the date preceding the change in control (as defined) times 135,000 and 37,500 to Messrs. Gardner and Tinkham, respectively (unless Liquidation Options have previously been granted.)

PENSION PLAN INFORMATION

    The Trust adopted two defined benefit retirement plans in fiscal 1987 (and subsequently amended): (1) The Chicago Dock and Canal Trust Retirement Plan (the "Qualified Plan"); and (2) The Chicago Dock and Canal Trust Supplemental Executive Retirement Plan (the "Supplemental Plan"). The full cost of the Qualified Plan and the Supplemental Plan is paid by the Trust.

    The Qualified Plan is a qualified defined benefit plan pursuant to the Internal Revenue Code which covers all employees of the Trust with at least twelve months of continuous service. Full vesting occurs after three years of service. It provides for monthly pensions payable after age 65 equal to one and two thirds percent of the participant's highest average monthly compensation over 60 consecutive months of the last 120 months of service multiplied by his or her years of service to a maximum of 30 years less one and two thirds percent of his or her primary social security benefit multiplied by his or her years of service to a maximum of 30 years. There are currently 8 participants in the Qualified Plan.

    The Supplemental Plan is a non-qualified defined benefit plan which covers executive officers of the Trust with at least three years of service who have been designated by the Compensation Committee as participants. It provides for annual pensions payable at age 65 equal to two percent of the participant's highest annual earnings paid during the last five plan years of employment multiplied by his years of service to a maximum of 30 years less amounts paid or payable under the Qualified Plan and 100% of the participant's Social Security benefit payable at age 65. There are currently two participants in the Supplemental Plan: Mr. Gardner and Mr. Tinkham.

    Compensation covered by the Qualified Plan and the Supplemental Plan includes salary as shown in the Summary Compensation Table but excludes expense reimbursements, employer contributions to benefit plans, the value of stock option grants and dividend equivalent payments. The Supplemental Plan includes as covered compensation the portion of base compensation paid in stock options in lieu of cash. As of June 1, 1996, Mr. Gardner had approximately fifteen years of credited service and Mr. Tinkham approximately fourteen years of credited service.

    The following table presents the estimated total annual benefits payable upon retirement at age 65 to employees in the listed compensation and years of service classifications pursuant to the Qualified Plan, the Supplemental Plan and Social Security. Benefits payable by the Qualified Plan and Supplemental Plan are computed on the basis of single-life annuity and are reduced by Social Security benefits as described above.

                               PENSION PLAN TABLE

   HIGHEST
   ANNUAL
COMPENSATION                    YEARS OF SERVICE
  IN LAST 5    --------------------------------------------------
    YEARS          15           20           25           30
- -------------  -----------  -----------  -----------  -----------
  $ 50,000     $    15,000  $    20,000  $    25,000  $    30,000
   100,000          30,000       40,000       50,000       60,000
   200,000          60,000       80,000      100,000      120,000
   300,000          90,000      120,000      150,000      180,000
   400,000         120,000      160,000      200,000      240,000
   500,000         150,000      200,000      250,000      300,000

                            COMPENSATION OF TRUSTEES

    Non-employee Trustees receive a cash fee of $500 for each Board or Committee meeting (except meetings of the Stock Option Committee) attended not to exceed two meetings per day. By agreement among the members, meeting fees for the Special Committee are payable for attending a meeting in person and after a cumulative four hours are spent participating in telephonic meetings. Trustees are reimbursed for expenses incurred attending Board and Committee meetings and expenses incurred in contacting shareholders with respect to matters affecting the Trust. They also receive an annual retainer fee of $10,000, paid in cash through April 30, 1993. For the fiscal years starting May 1, 1993, May 1, 1994 and May 1, 1995, the retainer fee was paid in stock options rather than cash. The retainer fee for the fiscal year starting May 1, 1996 is also payable in stock options. The stock options granted in payment of the annual retainer fees are issued under the Trust's 1993 Trustees' Stock Option Plan (the "1993 Trustees' Plan"). Non-employee Trustees also participate in the Trust's 1988 Trustees' Stock Option Plan (the "1988 Trustees' Plan").

    TRUSTEE STOCK OPTIONS

    The 1988 Trustees' Plan, which was approved by the Shareholders of the Trust, provides for the grant of stock options to non-employee Trustees of the Trust covering an aggregate of 40,000 shares of the Trust. The 1988 Trustees' Plan provides that each year, as of the date of election or re-election as a Trustee at the Annual Meeting of Shareholders, each non-employee Trustee will automatically receive an option to acquire 500 shares of the Trust at the then-current market value, subject to a maximum of 5,000 shares per Trustee. The options are not exercisable prior to one year after the date of grant, except in certain circumstances, including retirement in accordance with the Trust's policy. The exercise price is equal to the fair market value of a share on the date the option was granted. It is payable in cash or in previously acquired shares or a combination thereof. In fiscal 1996, options covering 500 shares, with an exercise price of $12.50 per share, were granted under the 1988 Trustees' Plan to each non-employee Trustee of the Trust (as identified in Agenda Item 1).

    The 1993 Trustees' Plan, which was approved by the Shareholders, facilitates the granting of options to non-employee Trustees in lieu of cash for all or a portion of their annual retainer fee. The options granted pursuant to the 1993 Trustees' Plan are non-qualified and have terms not exceeding 20 years. The portion of the annual retainer fee to be paid in options rather than cash is determined each year by the Board; and in accordance with the 1993 Trustees' Plan, the number of shares to be optioned is calculated by dividing the dollar amount of the designated portion of the annual retainer fee by one-fourth of the price of the Trust's common shares on the date the options are granted.

    At its meeting of February 13, 1996, the Trustees unanimously voted to pay the retainer fee for the fiscal year starting May 1, 1996 in stock options rather than cash. Accordingly, on February 13, 1996, options to acquire 3,784 shares at $10.56 per share (the average high and low sales price on February 13, 1996 as reported by NASDAQ) were granted to each non-employee Trustee (as identified in Agenda Item 1). Options with respect to 946 shares vested (or will vest) and became (or become) exercisable May 1, 1996, August 1, 1996, November 1, 1996 and February 1, 1997 provided that the Trustee is still serving as such on those dates.

    Vesting of the trustee stock options is subject to acceleration in certain circumstances if there is a change in control, as defined in the option agreements.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The members of the Compensation Committee were Robert E. Wood, II, Chairman, Peter J. P. Brickfield and George A. Ranney, Jr., prior to his resignation as a Trustee in February, 1996. None of the Committee members (i) was, during the prior fiscal year, an officer or employee of the Trust, (ii) was formerly an officer of the Trust or any of its subsidiaries, (iii) had any transaction or series of transactions with the Trust with value in excess of $60,000 or (iv) is or ever has been indebted to the Trust.

    No executive officer of the Trust served as a member of the Compensation Committee of another entity employing a member of the Trust's Compensation Committee.

    No executive officer of the Trust served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Trust.

    No executive officer of the Trust served as a member of the Compensation Committee of another entity, one of whose executive officers served as a Trustee of the Trust.

                         COMPENSATION COMMITTEE REPORT

    The Board of Trustees and the Compensation Committee believe that an effective compensation program for executive officers and key employees should
(i) enable the Trust to compete for and to retain qualified executives, (ii) reward operational success in a timely fashion and (iii) encourage the Trust's executive officers to focus on increasing shareholder value. The Compensation Committee believes that ownership of a significant equity position in the Trust is the best means to obtain the desired focus on shareholder value and that, over time, the executive officers can most readily be made significant shareholders in the Trust through the executive compensation program.

    With these objectives in mind, the Trust takes a two-pronged approach to executive officer and key employee compensation: first, it pays a competitive base salary; and second, it links both short-term and long-term incentive compensation directly or indirectly to increases in shareholder value. It is intended that, as their holdings of Trust stock continue to increase, executive officers in particular will approach their responsibilities more and more like owners of the Trust. The Trust also provides competitive health, retirement and savings programs to all its employees.

    The Committee's view that aggressive long-term incentive programs utilizing Trust stock motivate executive performance and focus management's attention on increasing shareholder value over the long-term is carried over to the compensation of Board members. The non-employee members of the Board receive a substantial portion of their compensation in options to acquire Trust stock.

    The overall structure of each executive's employment arrangement was recently amended. The amendments provide the Trust with a non-compete agreement from each executive in the event the executive terminates employment with the Trust or the Trust terminates the executive's employment without cause following a change in control. The amendments also establish the value of certain amounts payable upon the termination of an executive by the Trust without cause. The Board of Trustees and the Compensation Committee believe that the non-compete agreements following a change of control are potentially of significant value to the Trust.

    A. CURRENT COMPENSATION. The Trust pays competitive salaries to attract and retain the highly qualified executive officers needed to manage the Trust. The Committee each year has reviewed compensation surveys of other real estate investment trusts to assure that the Trust's salary levels are competitive. The Compensation Committee then measures executive performance against goals and objectives established by the Board of Trustees at the beginning of each year. These goals and objectives specify short-term, mid-term and long-term issues which must be dealt with in order to maximize the return on Trust assets and, therefore, the value of the Trust shares. These issues include management operational matters, planning requirements, and particular development and transaction opportunities. The Trust has no formal bonus plan although bonuses have been granted from time to time to recognize outstanding performance. In fiscal 1996, bonuses were granted to Messrs. Gardner and Tinkham of $75,000 and $25,000, respectively.

    In addition to the evaluation of management's performance in light of the established goals and objectives, the Trust will suspend or limit annual salary increases when operating performance of the Trust, whether due to overall market conditions or otherwise, will not support them. Accordingly, the base salaries of Mr. Gardner, the CEO, and Mr. Tinkham, the CFO, were not increased for calendar 1993, 1994 or 1995 (although Mr. Tinkham's base salary was increased to $160,000 from $130,000 starting May 1, 1996 primarily to reflect competitive salaries of CFO's). Further, their employment contracts were amended in April of 1993 to provide that, at the option of the Trust, up to 20% of their base compensation could be payable in stock options ("Salary Replacement Options") rather than cash to conserve the Trust's cash for use in future development of the Trust's land. For fiscal 1997, 20% of the base salaries of Mr. Gardner and Mr. Tinkham will also be payable in stock options.

    The Salary Replacement Options are granted pursuant to the Trust's 1993 Employees' Stock Option Plan. The Plan is administered by the Stock Option Committee, which, in conjunction with the Compensation Committee, annually determines the portion of an employee's base compensation for any fiscal year, up to 20%, to be paid in Salary Replacement Options rather than cash. That determination is made primarily on the basis of current and projected cash needs and resources of the Trust. Pursuant to the terms of the 1993 Plan, the number of Salary Replacement Options granted in lieu of cash is equal to the amount of base salary payable in options divided by one-fourth of the value of a share on the date of grant.

    The exercise price of the options shall not be less than 100% of the fair market value of a share on the date of grant. One quarter of the total options granted each fiscal year become exercisable at the end of each quarter of the Trust's fiscal year. If employment terminates for any reason, rights to exercise any option cease except for those which have become exercisable prior to the date of termination. All options lapse after 20 years from the date of grant.

    For the fiscal years beginning May 1, 1994, May 1, 1995 and May 1, 1996, 20% of base salaries were paid (or are payable) in Salary Replacement Options. In April, 1994, for fiscal 1995, option grants covering 22,588 and 9,788 shares were made to Messrs. Gardner and Tinkham, respectively, in lieu of cash salary of $60,000 and $26,000, respectively. The May, 1995 option grants covering 20,316 and 8,804 shares were made to Messrs. Gardner and Tinkham, respectively, in lieu of cash salary of $60,000 and $26,000, respectively, to be paid in fiscal 1996. In February, 1996, option grants covering 22,724 and 12,120 shares were made to Messrs. Gardner and Tinkham, respectively, in lieu of cash salary of $60,000 and $32,000, respectively, to be paid in fiscal 1997.

    B. LONG-TERM INCENTIVE COMPENSATION. The Trust uses its other Stock Option Plans as the foundation for its long-term stock-based incentive compensation program. Options are granted, and the plans are administered, by the Stock Option Committee, which consists of all Trustees except Mr. Gardner.

    Because all of the Trust's Stock Option Plans require that options be granted at no less than fair market value, a gain can only result if the Trust's share price increases from the date of grant. This ties this incentive program directly to increasing shareholder value. In the Compensation Committee's view, stock options provide a special acknowledgement for key employees' efforts to maximize shareholder value to date, a strong incentive to them to continue those efforts, and, by reason of the 10 year vesting schedule, a significant incentive for them to remain with the Trust.

    In fiscal 1996, Mr. Gardner received options to acquire 45,000 shares pursuant to the long-term incentive stock option plans (other than Salary Replacement Options) or 67% of the total options granted pursuant to those plans. Mr. Tinkham received options to acquire 15,000 shares and two other Trust employees received the balance of the options (covering 7,500 shares) granted pursuant to those plans.

    The actions of the Compensation Committee are subject to the approval of, and have been approved by, the full Board of Trustees, excepting Mr. Gardner, who does not participate in discussions on his own compensation.

                                          Submitted by:

                                          The Compensation Committee of the
                                          Board of Trustees of The Chicago
                                          Dock and Canal Trust
                                          August 9, 1996

                                          Robert E. Wood, II, Chairman
                                          Peter J. P. Brickfield

                            STOCK PERFORMANCE GRAPH

    The following graph depicts the value of a $100 investment in the Trust and a similar investment in the Standard & Poor's 500 index and the index of all real estate investment trusts as compiled by the National Association of Real Estate Investment Trusts ("NAREIT") on April 30, 1991 and on each April 30 for the succeeding five years, assuming re-investment of all dividends.

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN

                    1991  1992   1993  1994   1995   1996
THE TRUST           100     66    76    78     90    110
NAREIT ALL REITS    100    109   138   149    147    176
S&P 500             100    114   125   131    154    200

            SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

    Section 16(a) of the Securities Exchange Act of 1934 requires the Trust's Trustees and executive officers, and persons who own more than ten percent (10%) of a registered class of the Trust's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers. Such officers, Trustees and ten percent (10%) stockholders are also required by SEC rules to furnish the Trust with copies of all Section 16(a) forms that they file.

    Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Trust believes that all
Section 16(a) filing requirements applicable to its officers, Trustees and ten percent (10%) stockholders during the fiscal year ended April 30, 1996 were satisfied.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Proposals of Shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Trust not later than April 23, 1997 in order to be eligible for inclusion in the proxy statement and form of proxy for that meeting.

PROXY                                                                     PROXY

                       THE CHICAGO DOCK AND CANAL TRUST

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
                      OF THE CHICAGO DOCK AND CANAL TRUST
                      1996 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Charles R. Gardner and Edward McCormick Blair, Jr. as Proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote all the shares of beneficial interest of The Chicago Dock and Canal Trust held of record by the undersigned on August 19, 1996 at the Annual Meeting of the Shareholders of said Trust to be held on October 15, 1996 at 10:00 AM at the Sheraton Chicago Hotel & Towers, 301 East North Water Stret, Ballroom Level, Chicago, Illinois or any adjournment thereof, upon the matters set forth on the reverse side of this form.

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

               (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  /X/



THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE FOLLOWING MATTERS:

1. ELECTION OF TRUSTEES --                                      For All
                                              For    Withheld    Except
   NOMINEES: Edward McCormick Blair, Jr.,     / /       / /       / /
   Peter J.P. Brickfield, Charles R. Gardner,
   John S. Gates, Jr., Ogden McC. Hunnewell,
   Charles N. Seidlitz, Nancy W. Trowbridge and Robert E. Wood II.

   *INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE LINE THROUGH THAT NOMINEE'S NAME.

2. Proposal to ratify the appointment of      For     Against   Abstain
   Arthur Andersen LLP as independent         / /       / /       / /
   auditors for the Trust.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.




Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature ______________________ Date: __________________ , 1996

Signature ______________________ Date: __________________ , 1996